Exhibit 99.1

WRITTEN STATEMENT OF THE CHIEF EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Executive Officer, Chairman and President of United Leisure Corporation and subsidiaries (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-QSB of the Company for the quarter ended June 30, 2002 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ BRIAN SHUSTER
Brian Shuster

August 16, 2002